Exhibit 99.1


BioSource Reports Fourth Quarter and Full Year 2004 Financial Results


    CAMARILLO, Calif.--(BUSINESS WIRE)--March 4, 2005--BioSource International, Inc. (Nasdaq:BIOI) today announced financial results for its fourth quarter and full year ended December 31, 2004.
    For the fourth quarter ended December 31, 2004, the Company reported net sales from continuing operations of $10.9 million, a 9% increase as compared with $10.0 million for the fourth quarter of 2003. Foreign exchange rates favorably impacted sales in the fourth quarter of 2004 by $0.4 million. The Company reduced its loss from continuing operations for the fourth quarter of 2004 to $0.8 million as compared to a loss of $2.2 million for the 2003 fourth quarter.
    For the year ended December 31, 2004, net sales from continuing operations were a record $44.4 million, an 8% increase as compared with $41.3 million in 2003. Foreign exchange rates favorably impacted full year sales $1.6 million. Income from continuing operations for 2004 was $0.7 million as compared to a loss from continuing operations in 2003 of $1.3 million.
    In December 2004, the Company sold off its custom antibodies and peptides business that was located in Hopkinton, Mass. The Company accounted for the sale of this business as discontinued operations and, accordingly, the results of operations of this business for all periods prior to the sale have been reflected as discontinued operations and are not included in the figures above.
    Terrance J. Bieker, President and CEO, stated, "We are pleased by the significant improvement in our fourth quarter and year-end income from continuing operations." Mr. Bieker continued, "We made significant progress in 2004 as we strengthened our leadership team and focused our investments in cellular pathways. We experienced significant organic growth in our assays, expanded our product lines through new product introductions and divested a non-core business generating losses. These efforts strengthened the foundation for future success."
    Mr. Bieker continued, "We are enthusiastic about 2005 and are confident in our abilities to continue to deliver increased value to our customers and shareholders."

    Fourth Quarter Review

    Sales of the Company's cellular pathway assay products increased 8% and 12% for the three and twelve months ended December 31, 2004, respectively, compared to the same periods in the prior year. Biological and other product sales increased 9% during the fourth quarter of 2004 and 4% for the twelve months ended December 31, 2004 compared to the comparable periods in 2003.
    The gross margin from continuing operations was 49.1% in the fourth quarter of 2004 compared to 40.3% in the comparable quarter of the prior year due primarily to higher inventory reserves recorded in the fourth quarter of 2003 associated with the Company's realignment of its business focus.
    Operating expenses from continuing operations in the fourth quarter were as follows:

    -- Research and development expenses of $1.5 million in the fourth quarter of 2004 were relatively consistent with such costs in the fourth quarter of 2003.

    -- In the fourth quarter of 2004, sales and marketing expenses increased to $2.6 million as compared to $2.2 million in the fourth quarter of 2003. This change was primarily due to increased personnel and related costs associated with such additional headcount.

    -- General and administrative expenses decreased to $1.9 million in the fourth quarter of 2004 from $2.1 million in the comparable quarter of 2003.

    -- The Company's income tax provision of $0.2 million in the fourth quarter of 2004 reflects an adjustment for estimated tax credits and deferred tax assets.

    At December 31, 2004, the Company's cash and cash equivalents totaled $4.2 million. The Company announced a stock repurchase program in July 2004. During the fourth quarter of 2004, the Company repurchased approximately $1.6 million of its common stock, resulting in a total of $4.0 million in repurchases since the beginning of the program.

    Forward-Looking Guidance for 2005

    Although financial analysts have developed their own estimates for the Company's performance, BioSource had not previously issued guidance for the year. The Company's 2005 guidance is:

    -- Net sales from continuing operations of $49 million to $51 million, or year-over-year growth of 10% to 15%.

    -- Operating income from continuing operations of $2.0 million to $3.0 million, or year-over-year growth of approximately 175% to 315% (excluding the effect of expensing stock options beginning in the Company's third quarter of 2005).

    As previously announced, a live webcast of BioSource International, Inc.'s financial results conference call will be available over the Internet through its Web site at www.biosource.com in the Investor Relations section beginning today, March 4, at 8:00 a.m. PST. A replay of the webcast will be available at the same site for a two-week period beginning shortly after the call.
    Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

    About BioSource International, Inc.

    BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics and drug discovery through the development, manufacturing, marketing and distribution of unique, biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company's Web site at www.biosource.com.

    Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections" or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights, changes in customer buying patterns, one-time events, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.


                     BIOSOURCE INTERNATIONAL, INC.
            Condensed Consolidated Statements of Operations
             (Amounts in thousands, except per share data)

                                     Three Months     Twelve Months
                                         Ended             Ended
                                     December 31,      December 31,
                                    2004     2003     2004     2003
                                     (Unaudited)       (Unaudited)

Net sales                          $10,947  $10,039  $44,382  $41,259

Cost of goods sold                   5,570    5,990   20,315   19,058

     Gross profit                    5,377    4,049   24,067   22,201

Operating expenses:
  Research and development           1,532    1,476    5,786    7,002
  Sales and marketing                2,597    2,191    9,557    9,045
  General and administrative         1,932    2,126    7,446    6,582
  Long-lived asset impairment            -      341        -      341
  Amortization of intangibles          139      140      555      575
     Total operating expenses        6,200    6,274   23,344   23,545

Income (loss) from continuing
 operations                           (823)  (2,225)     723   (1,344)

Interest and other income
 (expense), net                         65       (1)      77      (76)

Income (loss) from continuing
 operations before provision for
 income taxes and discontinued
 operations                           (758)  (2,226)     800   (1,420)

Provision (benefit) for income
 taxes                                 188     (916)     404     (670)

Net income (loss) from continuing
 operations                           (946)  (1,310)     396     (750)

Discontinued operations, net          (660)    (107)    (811)    (320)

Net loss                           $(1,606) $(1,417) $  (415) $(1,070)

Basic and diluted income (loss)
 per share:
  Income (loss) from continuing
   operations                      $ (0.10) $ (0.14) $  0.04  $ (0.08)
  Discontinued operations, net       (0.08)   (0.01)   (0.08)   (0.03)

  Basic and diluted loss per share $ (0.18) $ (0.15) $ (0.04) $ (0.11)

Shares used in per share
 calculations:

  Basic                              9,150    9,359    9,325    9,403
  Diluted                            9,150    9,359    9,325    9,403


                     BIOSOURCE INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (in thousands)

                                         December 31,     December 31,
                                            2004             2003
Assets

Current assets
  Cash and cash equivalents            $       4,210   $        3,297
  Accounts receivable, net                     7,165            6,308
  Inventories, net                             7,535            9,074
  Notes receivable                               544                -
  Deferred income taxes                        1,947            2,363
  Other current assets                           941              652

     Total current assets                     22,342           21,694

Property and equipment, net                    5,241            6,235

Intangible assets, net                         5,253            5,807

Deferred income taxes                          9,865           10,078

Other assets                                     651              519

     Total assets                      $      43,352   $       44,333

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued
   expenses                            $       6,249   $        5,678
  Other current liabilities                      872              353

     Total current liabilities                 7,121            6,031

Stockholders' equity                          36,231           38,302

     Total liabilities and
      stockholders' equity             $      43,352   $       44,333



    CONTACT: BioSource International, Inc.
             Alan Edrick, 805-383-5249